Exhibit 4.1

EXECUTION VERSION

SUPPLEMENTAL INDENTURE JOINING SUCCESSOR COMPANY

HERC RENTALS INC.

As Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee and Note Collateral Agent

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 29, 2016

to the

INDENTURE

DATED AS OF JUNE 9, 2016

Providing for the Assumption of Obligations by Herc Rentals Inc.

THIRD SUPPLEMENTAL INDENTURE, dated as of June 29, 2016 (this “Supplemental Indenture”), among Herc Rentals Inc. (together with its successors and assigns, the “Company”), as issuer, and Wilmington Trust, National Association, as Trustee and Note Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Herc Spinoff Escrow Issuer, LLC (“Escrow Issuer LLC”) and Herc Spinoff Escrow Issuer, Corp. (“Escrow Issuer Corp”), the Trustee and the Note Collateral Agent are party to the Indenture, dated as of June 9, 2016 (as supplemented by the First Supplemental Indenture, dated as of June 9, 2016, and the Second Supplemental Indenture, dated as of June 9, 2016, and as amended, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Escrow Issuer LLC and Escrow Issuer Corp, Escrow Issuer Corp merged with and into Escrow Issuer LLC, with Escrow Issuer LLC as the surviving entity continuing its existence as a limited liability company under the laws of the State of Delaware (such merger, the “First Escrow Merger”);

WHEREAS, following the First Escrow Merger, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Escrow Issuer LLC and the Company, Escrow Issuer LLC merged with and into the Company, with the Company as the surviving entity continuing its existence as a corporation under the laws of the State of Delaware (such merger, the “Second Escrow Merger”);

WHEREAS Section 501(b) of the Indenture provides that Section 501(a) of the Indenture does not apply to the Transactions (including the First Escrow Merger and the Second Escrow Merger);

WHEREAS, Section 502 of the Indenture provides that upon any transaction involving Escrow Issuer LLC in accordance with Section 501 in which Escrow Issuer LLC is not the Successor Company (as defined in the Indenture), the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, Escrow Issuer LLC under the Indenture, and thereafter Escrow Issuer LLC shall be relieved of all obligations and covenants under the Indenture;

WHEREAS, on June 9, 2016, Escrow Issuer LLC and Escrow Issuer Corp issued $610.0 million aggregate principal amount of 7.50% Senior Secured Second Priority Notes due 2022 and $625.0 million aggregate principal amount of 7.75% Senior Secured Second Priority Notes due 2024; and

WHEREAS, pursuant to Section 901(2) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Trustee and the Note Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Assumption of Obligations.  The Company hereby expressly assumes all of the obligations of each of Escrow Issuer LLC and Escrow Issuer Corp under the Notes and the Indenture and agrees to pay, perform and discharge when due each and every debt, obligation covenant and agreement incurred, made or to be paid, performed or discharged by each of Escrow Issuer LLC and Escrow Issuer Corp under the Indenture and the Notes.  The Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the Successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, each of Escrow Issuer LLC and Escrow Issuer Corp under the Indenture and the Notes.

3.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE NOTE COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

10.                               Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  Neither the Trustee nor the Note Collateral Agent makes any

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representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.                               Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

12.                               Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HERC RENTALS INC.

By:	/s/ Scott Massengill
	Name:	Scott Massengill
	Title:	Senior Vice President and Treasurer

[Signature Page to Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Note Collateral Agent

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]